Bank of America Reports Q2-17 Net Income of $5.3 Billion

EPS up 12% to $0.46, Driven by Strong Operating Leverage[1] and Improved Asset Quality

Q2-17 Financial Highlights[2]

- Net income increased 10% to $5.3 billion, and EPS increased 12% to $0.46, compared to $4.8 billion and $0.41, respectively
  - Sale of the non-U.S. consumer credit card business resulted in a $103 million after-tax gain
- Revenue, net of interest expense, increased 7% to $22.8 billion from $21.3 billion
  - Net interest income (NII) increased 9% to $11.0 billion, reflecting benefits from higher interest rates, as well as loan growth[(A)]
  - Noninterest income increased 6% to $11.8 billion, driven primarily by the sale of the non-U.S. consumer credit card business and higher investment banking fees, partially offset by lower gains from the sale of debt securities and lower equity investment income
- Provision for credit losses improved 26% to $726 million from $976 million. Net charge-offs declined 8% to $908 million from $985 million; the net charge-off ratio declined to 0.40% from 0.44%
- Noninterest expense rose 2% to $13.7 billion
  - Q2-17 included $0.4B of expense for the combined impact of impairment charges related to certain data centers in process of being sold and increased severance in the quarter
  - Efficiency ratio improved to 60%
- Average loan balances in business segments rose $39 billion, or 5%, to $827 billion[3]. Total average deposit balances increased $44 billion, or 4%, to $1.26 trillion
- Return on average assets of 0.93%; return on average common equity of 8.0%; return on average tangible common equity of 11.2%[(C)]
- Book value per share rose 5% to $24.88; tangible book value per share[(C)] rose 6% to $17.78
- More than doubled YTD capital returns from prior-year period through net share repurchases and common dividends

Q2-17 Business Segment Highlights[2]

Consumer Banking

- Net income of $2 billion
- Loans up $18.6 billion; deposits up $56.3 billion
- Merrill Edge brokerage assets up 21%
- Mobile banking active users increased 13% to 22.9 million

Global Wealth and Investment Management

- Record net income of $804 million
- Total client balances increased $198 billion to a record $2.6 trillion
- Loans up $9.6 billion
- Assets under management (AUM) flows of $28 billion in Q2-17

Global Banking

- Record revenue of $5 billion
- Loans increased $10.7 billion
- Firmwide investment banking fees up 9% to $1.5 billion; record advisory fees
- No. 3 in YTD IB fees[(G)]

Global Markets

- Sales and trading revenue of $3.2 billion, including negative net debit valuation adjustment (DVA) of $159 million
- Excluding net DVA, sales and trading revenue down 9% vs. strong Q2-16[(B)]
  - Fixed income down 14%[(B)]
  - Equities up 3%[(B)]

CEO Commentary

"Against modest economic growth of 2 percent, we had one of the strongest quarters in our history. All of our businesses delivered strong results, with several setting new records. The investments we made to transform how we serve clients produced 500 basis points of operating leverage in the quarter. We achieved our 60 percent efficiency ratio target, and we continued to manage credit risk carefully in line with responsible growth. This supports our plan to return $17 billion in capital during the next four quarters, including a 60 percent increase in the quarterly common dividend."

— Brian Moynihan, Chief Executive Officer

Balance Sheet Highlights ($ in billions)	June 30, 2017	March 31, 2017	June 30, 2016
Average total assets	**$ 2,269**	$ 2,231	$ 2,188
Average loans and leases[4]	**915**	914	900
Average deposits	**1,257**	1,257	1,213
Global Liquidity Sources[(D)]	**514**	519	515
Common equity tier 1 (CET1) ratio (transition)	**11.6%**	11.0%	10.6%
CET1 ratio (fully phased-in)[(E)]	**11.5**	11.0	10.5

[1] Operating leverage calculated as the year-over-year percent change in revenue less the percent change in noninterest expense.
[2] Financial Highlights and Business Segment Highlights compare to the year-ago quarter unless noted. Loan and deposit balances are shown on an average basis unless noted.
[3] Average loan balances for business segments excludes loans in All Other of $88 billion and $112 billion, respectively for Q2-17 and Q2-16.
[4] Includes $6.5 billion, $9.4 billion and $10.0 billion of non-U.S. consumer credit card loans for the quarter ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

1

Bank of America

CFO Commentary

"Client activity remained strong across the franchise with increased loans and deposits. Our Consumer Banking business reported its best quarter in a decade with strong operating leverage and good asset quality. Our balance sheet remains strong. We strengthened capital even as we repurchased a net $2 billion in stock and paid $0.8 billion in common stock dividends in the quarter."

— Paul M. Donofrio, Chief Financial Officer

Consumer Banking

Financial Results[1]

- Net income rose 21% to $2.0 billion, driven by solid operating leverage
- Pretax, pre-provision net revenue up 21% to $4.1 billion[(F)]
- Revenue increased 9% to $8.5 billion
  - NII increased $753 million, driven by strong deposit growth
  - Noninterest income decreased slightly, reflecting lower mortgage banking income, partially offset by higher service charges and card income
- Provision for credit losses increased $108 million; net charge-offs increased $76 million, driven primarily by credit card seasoning and loan growth
- Noninterest expense was relatively flat as improved operating efficiencies offset higher FDIC expense

	Three months ended		
($ in millions)	6/30/2017	3/31/2017	6/30/2016
Net interest income (FTE)	**$5,960**	$5,781	$5,207
Noninterest income	**2,548**	2,503	2,588
Total revenue (FTE)[2]	**8,508**	8,284	7,795
Provision for credit losses	**834**	838	726
Noninterest expense	**4,409**	4,409	4,418
Net income	**$2,032**	$1,892	$1,674

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1,2]

- Total client balances up 11% to $1.1 trillion
  - Merrill Edge brokerage assets grew $27.4 billion, or 21%, to $159.1 billion, driven by strong client flows and market performance; new accounts up 10%
- Average deposits grew $56.3 billion, or 9%; average loans grew $18.6 billion, or 8%
- Combined credit/debit card spending up 6%
- 4,542 financial centers, including 28 new openings and 262 renovations during the past 12 months
- Digital sales grew to 22% of all Consumer Banking sales
- 22.9 million mobile banking active users, up 13%; more than 1 out of 5 deposit transactions completed on mobile devices
- Efficiency ratio improved to 52% from 57%

	Three months ended		
($ in billions)	6/30/2017	3/31/2017	06/30/2016
Average deposits	**$652.8**	$635.6	$596.5
Average loans and leases	**261.5**	257.9	242.9
Brokerage assets (EOP)	**159.1**	153.8	131.7
Mobile banking active users (MM)	**22.9**	22.2	20.2
Number of financial centers	**4,542**	4,559	4,681
Efficiency ratio (FTE)	**52%**	53%	57%
Return on average allocated capital	**22**	21	20
Total U.S. Consumer Credit Card[2]			
New card accounts (MM)	**1.3**	1.2	1.3
Risk-adjusted margin	**8.4%**	8.9%	8.8%

[1] Comparisons are to the year-ago quarter unless noted.
[2] The U.S. consumer credit card portfolio includes Consumer Banking and GWIM.

2

Bank of America

Global Wealth and Investment Management

Financial Results[1]

- Net income up 14% to a record $804 million as solid revenue growth more than offset revenue-related expenses
- Revenue rose $270 million, or 6%, to $4.7 billion
  - NII grew $194 million, or 14%, reflecting the increased value of deposits driven by higher short-term rates
  - Noninterest income increased $76 million, or 3%, as higher asset management fees more than offset lower transactional revenue and the absence of an approximately $60 million gain on sale in the year-ago quarter. Excluding this gain, noninterest income rose 5%
- Noninterest expense increased $107 million, or 3%, due to higher revenue-related costs and increased FDIC expense

($ in millions)	Three months ended 6/30/2017	3/31/2017	6/30/2016
Net interest income (FTE)	**$1,597**	$1,560	$1,403
Noninterest income	**3,098**	3,032	3,022
Total revenue (FTE)[2]	**4,695**	4,592	4,425
Provision for credit losses	**11**	23	14
Noninterest expense	**3,392**	3,330	3,285
Net income	**$804**	$772	$705

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1]

- Average deposit balances declined $9.5 billion, or 4%, due primarily to clients shifting balances into investments
- Average loans and leases grew $9.6 billion, or 7%
- Total client balances increased $198 billion, or 8%, to $2.6 trillion, driven by higher market valuations and positive AUM flows
- Strong AUM flows of $28 billion in Q2-17, reflecting solid client activity, as well as a shift from brokerage and deposits to AUM[3]
- Record pretax margin of 28%, up from 25%
- Number of wealth advisors[2] increased 1% to 18,881

($ in billions)	Three months ended 6/30/2017	3/31/2017	6/30/2016
Average deposits	**$245.3**	$257.4	$254.8
Average loans and leases	**150.8**	148.4	141.2
Total client balances	**2,617.4**	2,585.4	2,419.5
AUM flows[3]	**$27.5**	$29.2	$5.9
Pretax margin	**28%**	27%	25%
Efficiency ratio (FTE)	**72**	73	74
Return on average allocated capital	**23**	22	22

[1] Comparisons are to the year-ago quarter unless noted.
[2] Includes financial advisors in Consumer Banking of 2,206 and 2,244 in Q2-17 and Q2-16.
[3] Includes $4.2B of net outflows for the BofA Global Capital management business for the three months ended June 30, 2016

3

Bank of America

Global Banking

Financial Results[1]

- Net income rose 19% to $1.8 billion, driven by higher revenue and lower provision for credit losses
- Revenue increased 7% to a record $5.0 billion
  - NII increased 12%, due to the increased value of deposits driven by higher short-term rates, as well as loan and leasing-related growth, partially offset by modest loan spread compression
  - Noninterest income increased 3%, driven by higher advisory fees and treasury-related revenue, partially offset by the impact from loans and related hedging activities in the fair value option portfolio
- Provision for credit losses decreased $184 million to $15 million, driven by improvement across most of the portfolio, particularly energy
- Noninterest expense increased 1%, reflecting additional technology investments and higher FDIC expense, partially offset by improved operating costs

	Three months ended		
($ in millions)	6/30/2017	3/31/2017	6/30/2016
Net interest income (FTE)	**$2,711**	$2,775	$2,425
Noninterest income[2]	**2,328**	2,180	2,271
Total revenue (FTE)[2,3]	**5,039**	4,955	4,696
Provision for credit losses	**15**	17	199
Noninterest expense	**2,154**	2,163	2,125
Net income	**$1,786**	$1,729	$1,498

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.
[3] Revenue, net of interest expense.

Business Highlights[1,2]

- Average loans and leases grew $10.7 billion, or 3%
- Average deposits were stable at $300.5 billion
- Total firmwide investment banking fees of $1.5 billion (excluding self-led deals), up 9%
  - Ranked No. 3 globally in total investment banking fees YTD with 6.4% market share[(G)]
  - Record advisory fees
- Return on average allocated capital increased to 18% from 16%
- Efficiency ratio improved to 43% from 45%

	Three months ended		
($ in billions)	6/30/2017	3/31/2017	6/30/2016
Average deposits	**$300.5**	$305.2	$299.0
Average loans and leases	**345.1**	342.9	334.4
Total Corp. IB fees (excl. self-led)[2]	**$1.5**	$1.6	$1.4
Global Banking IB fees[2]	**0.9**	0.9	0.8
Business Lending revenue	**2.2**	2.2	2.2
Global Transaction Services revenue	**1.8**	1.7	1.6
Efficiency ratio (FTE)	**43%**	44%	45%
Return on average allocated capital	**18**	18	16

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.

4

Bank of America

Global Markets

Financial Results[1]

- Net income decreased $283 million, or 25%, to $830 million
- Revenue down $363 million, or 8%, to $3.9 billion; excluding net DVA[4], revenue decreased $368 million, or 8%, to $4.1 billion, driven by lower sales and trading results relative to a strong year-ago quarter
- Noninterest expense increased $66 million to $2.6 billion, as lower operating costs were more than offset by additional investments in technology

($ in millions)	Three months ended 6/30/2017	3/31/2017	6/30/2016
Net interest income (FTE)	**$864**	$1,049	$1,088
Noninterest income[2]	**3,082**	3,659	3,221
Total revenue (FTE)[2,3]	**3,946**	4,708	4,309
Net DVA[4]	**(159)**	(130)	(164)
Total revenue (excl. net DVA) (FTE)[2,3,4]	**4,105**	4,838	4,473
Provision for credit losses	**25**	(17)	(5)
Noninterest expense	**2,649**	2,757	2,583
Net income	**$830**	$1,297	$1,113
Net income (excl. net DVA)	**$928**	$1,378	$1,215

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See endnote B for more information.

Business Highlights[1,2]

- Sales and trading revenue decreased $327 million, or 9%, to $3.2 billion
- Excluding net DVA, sales and trading revenue declined 9% to $3.4 billion(B)
  - Fixed Income, Currencies and Commodities (FICC) decreased 14%, due to a weaker performance in rates and emerging markets relative to a strong year-ago quarter
  - Equities increased 3%, due to growth in client financing activities, offset by slower secondary markets
- Year-to-date sales and trading revenue increased 2% to $7.1 billion. Excluding net DVA, year-to-date sales and trading revenue was up $409 million, or 6%, to $7.4 billion(B)
- Return on average allocated capital decreased to 10% from 12%

($ in billions)	Three months ended 6/30/2017	3/31/2017	6/30/2016
Average trading-related assets	**$452.6**	$422.4	$411.3
Average loans and leases	**69.6**	70.1	69.6
Sales and trading revenue	**3.2**	3.9	3.5
Sales and trading revenue (excl. net DVA)(B)	**3.4**	4.0	3.7
Global Markets IB fees[2]	**0.6**	0.7	0.6
Efficiency ratio (FTE)	**67%**	59%	60%
Return on average allocated capital	**10**	15	12

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.

5

6 All Other Three months ended Financial Results1 ($ in millions) 6/30/2017 3/31/2017 6/30/2016 Net interest income (FTE) $91 $90 $218 Noninterest income 787 (184) 66 Total revenue (FTE)2 878 (94) 284 Provision for credit losses (159) (26) 42 Noninterest expense 1,122 2,189 1,082 Net loss $(183) $(834) $(207) 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other consists of asset liability management (ALM) activities, equity investments, non-core mortgage loans and servicing activities, the net impact of periodic revisions to the mortgage servicing rights (MSR) valuation model for both core and non-core MSRs and the related economic hedge results and ineffectiveness, liquidating businesses, residual expense allocations and other. ALM activities encompass certain residential mortgages, debt securities, interest rate and foreign currency risk management activities, the impact of certain allocation methodologies and accounting hedge ineffectiveness. The results of certain ALM activities are allocated to our business segments. Equity investments include our merchant services joint venture, as well as Global Principal Investments, which is comprised of a portfolio of equity, real estate and other alternative investments. On June 1, 2017, the Corporation completed the sale of its non-U.S. consumer credit card business to a third party. Annual retirement-eligible incentive costs are typically recorded in the first quarter of every year and allocated to the business segments throughout the year. • Net loss of $183 million, compared to a net loss of $207 million • Revenue increased $594 million, driven primarily by a $793 million pretax gain from the sale of the non- U.S. consumer credit card business, partially offset by lower gains on the sale of debt securities • The provision for credit losses improved $201 million to a benefit of $159 million, driven primarily by reserve releases associated with the continued improvement in non-core consumer real estate loans as well as continued run-off of the portfolio • Noninterest expense increased $40 million, due to $0.4 billion for the combined impact of impairment charges related to the expected sale of certain data centers and increased severance costs, partially offset by lower operating and non-core mortgage costs • Income tax expense increased $731 million to $98 million, driven by the $690 million tax impact of the foreign currency hedging gain related to the sale of the non-U.S. consumer credit card business

Bank of America

Credit Quality

Highlights[1]

- Overall credit quality remained strong

Q2-17 vs. Q2-16

- Net charge-offs declined $77 million to $908 million, driven primarily by lower losses in consumer real estate
  - The net charge-off ratio decreased to 0.40% from 0.44%
- The provision for credit losses improved $250 million to $726 million, driven by lower losses in consumer real estate and reductions in energy exposures.
- Nonperforming assets declined $1.7 billion to $7.1 billion, driven by credit quality improvement and consumer nonperforming loan (NPL) sales

Q2-17 vs. Q1-17

- Net charge-offs declined $26 million, driven by lower consumer losses
  - The net charge-off ratio decreased to 0.40% from 0.42%
- The provision for credit losses decreased $109 million

Reserve Release

- The net reserve release was $182 million, compared to $99 million in the prior quarter and $9 million in the year-ago quarter. The Q2-17 reserve release was driven by continued improvements in consumer real estate and energy exposures

	Three months ended		
($ in millions)	6/30/2017	3/31/2017	6/30/2016
Provision for credit losses	**$726**	$835	$976
Net charge-offs[2]	**908**	934	985
Net charge-off ratio[3]	**0.40%**	0.42%	0.44%
At period-end			
Nonperforming loans, leases and foreclosed properties	**$7,127**	$7,637	$8,799
Nonperforming loans, leases and foreclosed properties ratio[4]	**0.78%**	0.84%	0.98%
Allowance for loan and lease losses[5]	**$10,875**	$11,354	$11,837
Allowance for loan and lease losses ratio[5]	**1.20%**	1.25%	1.32%

[1] Comparisons are to the year-ago quarter unless noted.
[2] Includes net charge-offs of $31 million, $44 million and $46 million for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively, for non-U.S. credit card loans. At March 31, 2017, these assets were included in assets of business held for sale on the consolidated balance sheet. During the second quarter of 2017, the Corporation completed the sale of its non-U.S. consumer credit card business to a third party.
[3] Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[4] Nonperforming loans, leases and foreclosed properties ratio is calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.
[5] The allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period. Excluding non-U.S. consumer credit card allowance of $242 million in Q1-17 and $256 million in Q2-16, the allowance for loan and lease losses was $11.1 billion in Q1-17 and $11.6 billion in Q2-16. and the allowance as a percentage of ending loans was 1.24% and 1.31%, respectively.

Note: Ratios do not include loans accounted for under the fair value option.

7

Bank of America

Balance Sheet, Liquidity and Capital Highlights ($ in billions except per share data, end of period)			
	Three months ended		
	6/30/2017	3/31/2017	6/30/2016
Total assets	**$2,254.5**	$2,247.7	$2,187.0
Total loans and leases[1]	**916.7**	906.2	903.2
Total loans and leases in business segments (excluding *All Other*)	**837.8**	823.0	795.4
Total deposits	**1,263.0**	1,272.1	1,216.1
Funding and Liquidity			
Long-term debt	**$223.9**	$221.4	$229.6
Global Liquidity Sources[(D)]	**514**	519	515
Time to required funding (months)[(D)]	**49**	40	35
Equity			
Common shareholders' equity	**$245.8**	$242.9	$242.2
Common equity ratio	**10.9%**	10.8%	11.1%
Tangible common shareholders' equity[2]	**$175.7**	$171.9	$170.7
Tangible common equity ratio[2]	**8.0%**	7.9%	8.1%
Per Share Data			
Common shares outstanding (in billions)	**9.88**	9.97	10.22
Book value per common share	**$24.88**	$24.36	$23.71
Tangible book value per common share[2]	**17.78**	17.23	16.71
Regulatory Capital			
Basel 3 Transition (as reported)[3,4]			
Common equity tier 1 (CET1) capital	**$171.4**	$167.4	$166.2
Risk-weighted assets	**1,477**	1,517	1,562
CET1 ratio	**11.6%**	11.0%	10.6%
Basel 3 Fully Phased-in[3,4]			
CET1 capital	**$168.7**	$164.3	$161.8
Standardized approach			
Risk-weighted assets	**$1,405**	$1,416	$1,414
CET1 ratio	**12.0%**	11.6%	11.4%
Advanced approaches[(E)]			
Risk-weighted assets	**$1,464**	$1,498	$1,542
CET1 ratio	**11.5%**	11.0%	10.5%
Supplementary leverage[(H)]			
Bank holding company supplementary leverage ratio (SLR)	**7.0%**	7.0%	6.9%
Bank SLR	**7.3**	7.2	7.4

Notes:

[1] Period-end loan balances include $9.4 billion for the quarter ended June 30, 2016 of non-U.S. consumer credit card loans. At March 31, 2017, these assets were included in assets of business held for sale on the consolidated balance sheet. During the second quarter of 2017, the Corporation completed the sale of its non-U.S. consumer credit card business to a third party.

[2] Represents a non-GAAP financial measure. For reconciliation, see pages 17-18 of this press release.

[3] Regulatory capital ratios are preliminary. Common equity tier 1 (CET1) capital, risk-weighted assets (RWA) and CET1 ratio as shown on a fully phased-in basis are non-GAAP financial measures. For a reconciliation of CET1 to fully phased-in, see page 13 of this press release.

[4] Bank of America reports regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy, which is the Advanced approaches for the periods presented. Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal models methodology (IMM) for calculating counterparty credit risk regulatory capital for derivatives. As of June 30, 2017, we did not have regulatory approval of the IMM model. Basel 3 fully phased-in Common equity tier 1 capital ratio would be reduced by approximately 25 bps if IMM is not used.

8

9 Endnotes A B C D E F G H The Corporation also measures net interest income on an FTE basis, which is a non-GAAP financial measure. FTE basis is a performance measure used in operating the business that management believes provides investors a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. Net interest income on an FTE basis was $11.2 billion and $10.3 billion for the three months ended June 30, 2017 and 2016. For reconciliation to GAAP financial measures, refer to pages 17–18 of this press release. Fully phased-in estimates are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to page 13 of this press release. Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal models methodology (IMM) for calculating counterparty credit risk regulatory capital for derivatives. As of June 30, 2017, we did not have regulatory approval of the IMM model. Basel 3 fully phased-in Common equity tier 1 capital ratio would be reduced by approximately 25 bps if IMM is not used. Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions. Time to required funding (TTF) is a debt coverage measure and is expressed as the number of months unsecured holding company obligations of Bank of America Corporation can be met using only the Global Liquidity Sources held at the BAC parent company and NB Holdings without the BAC parent company issuing debt or sourcing additional liquidity. We define unsecured contractual obligations for purposes of this metric as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation. Prior to the third quarter of 2016, the TTF metric incorporated only the GLS of the BAC parent company. Effective September 30, 2016, the TTF metric was expanded to include the GLS of NB Holdings, following changes in the Corporation’s liquidity management practices, initiated in connection with the Corporation’s resolution planning activities, that include maintaining at NB Holdings GLS previously held at the BAC parent company. Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 17–18 of this press release. Rankings per Dealogic as of July 1, 2017 for the six months ended June 30, 2017, excluding self-led deals. The numerator of the SLR is quarter-end Basel 3 Tier 1 capital calculated on a fully phased-in basis. The denominator is total leverage exposure based on the daily average of the sum of on-balance sheet exposures less permitted Tier 1 deductions, as well as the simple average of certain off-balance sheet exposures, as of the end of each month in a quarter. Off-balance sheet exposures primarily include undrawn lending commitments, letters of credit, potential future derivative exposures and repo-style transactions. Global Markets revenue and net income, excluding net debit valuation adjustments (DVA), and sales and trading revenue, excluding net DVA, are non-GAAP financial measures. Net DVA gains (losses) were $(159) million, $(130) million and $(164) million for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively. FICC net DVA gains (losses) were $(148) million, $(120) million and $(159) million for the three months ended June 30, 2017, March 31, 2017, and June 30, 2016. Equities net DVA gains (losses) were $(11) million, $(10) million and $(5) million for the three months ended June 30, 2017, March 31, 2017, and June 30, 2016. Pretax, pre-provision net revenue (PPNR) is a non-GAAP financial measure. PPNR is total revenue, net of interest expense (on an FTE basis), less noninterest expense. Consumer Banking total revenue, net of interest expense (on an FTE basis) was $8.5 billion and $7.8 billion for the three months ended June 30, 2017 and 2016. Noninterest expense was $4.4 billion and $4.4 billion for the three months ended June 30, 2017 and 2016.

10 Contact Information and Investor Conference Call Invitation Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Paul Donofrio will discuss second- quarter 2017 financial results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international), and the conference ID is 79795. Please dial in 10 minutes prior to the start of the call. A replay will also be available beginning at noon ET on July 18 through midnight, July 25 by telephone at 1.800.934.4850 (U.S.) or 1.402.220.1178 (international). Investor Call Information Investors May Contact: Lee McEntire, Bank of America, 1.980.388.6780 Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112 Reporters May Contact: Jerry Dubrowski, Bank of America, 1.646.855.1195 jerome.f.dubrowski@bankofamerica.com About Bank of America Bank of America is one of the world's leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 47 million consumer and small business relationships with approximately 4,500 retail financial centers, approximately 16,000 ATMs, and award-winning digital banking with approximately 34 million active users, including 23 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the “Company”) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Company's current expectations, plans or forecasts of its future results, revenues, expenses, efficiency ratio, capital measures, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

11 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Company's 2016 Annual Report on Form 10-K and in any of the Company's subsequent Securities and Exchange Commission filings: the Company's potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory proceedings, including inquiries into our retail sales practices, and the possibility that amounts may be in excess of the Corporation’s recorded liability and estimated range of possible loss for litigation exposures; the possibility that the Company could face increased servicing, securities, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, other parties involved in securitizations, monolines or private-label and other investors; the possibility that future representations and warranties losses may occur in excess of the Company's recorded liability and estimated range of possible loss for its representations and warranties exposures; the Corporation’s ability to resolve representations and warranties repurchase and related claims, including claims brought by investors or trustees seeking to avoid the statute of limitations for repurchase claims; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company's exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, currency exchange rates and economic conditions; the impact on the Company's business, financial condition and results of operations of a potential higher interest rate environment; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions, and other uncertainties; the impact on the Company's business, financial condition and results of operations from a protracted period of lower oil prices or ongoing volatility with respect to oil prices; the Company’s ability to achieve its expense targets, net interest income expectations, or other projections; adverse changes to the Company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company's assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements, including the approval of our internal models methodology for calculating counterparty credit risk for derivatives; the potential impact of total loss-absorbing capacity requirements; potential adverse changes to our global systemically important bank (G-SIB) surcharge; the potential impact of Federal Reserve actions on the Company's capital plans; the possible impact of the Company's failure to remediate shortcomings identified by banking regulators in the Company's Resolution Plan; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation (FDIC) assessments, the Volcker Rule, fiduciary standards and derivatives regulations; a failure in or breach of the Company's operational or security systems or infrastructure, or those of third parties, including as a result of cyber attacks; the impact on the Company's business, financial condition and results of operations from the planned exit of the United Kingdom (U.K.) from the European Union (EU); and other similar matters. "Bank of America Merrill Lynch" is the marketing name for the Global Banking and Global Markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker- dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com. www.bankofamerica.com

12

Bank of America Corporation and Subsidiaries
Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Six Months Ended June 30 2017	Six Months Ended June 30 2016	Second Quarter 2017	First Quarter 2017	Second Quarter 2016
Net interest income	$ 22,044	$ 20,603	$ 10,986	$ 11,058	$ 10,118
Noninterest income	23,033	21,473	11,843	11,190	11,168
Total revenue, net of interest expense	45,077	42,076	22,829	22,248	21,286
Provision for credit losses	1,561	1,973	726	835	976
Noninterest expense	28,574	28,309	13,726	14,848	13,493
Income before income taxes	14,942	11,794	8,377	6,565	6,817
Income tax expense	4,817	3,539	3,108	1,709	2,034
Net income	$ 10,125	$ 8,255	$ 5,269	$ 4,856	$ 4,783
Preferred stock dividends	863	818	361	502	361
Net income applicable to common shareholders	$ 9,262	$ 7,437	$ 4,908	$ 4,354	$ 4,422
Average common shares issued and outstanding	10,056,111	10,308,241	10,013,503	10,099,557	10,328,424
Average diluted common shares issued and outstanding	10,868,431	11,079,939	10,822,069	10,914,815	11,059,167
Summary Average Balance Sheet					
Total debt securities	$ 430,685	$ 409,531	$ 431,132	$ 430,234	$ 419,085
Total loans and leases	914,432	896,327	914,717	914,144	899,670
Total earning assets	1,909,136	1,856,447	1,922,747	1,895,373	1,868,073
Total assets	2,250,391	2,181,082	2,269,153	2,231,420	2,188,241
Total deposits	1,256,735	1,205,873	1,256,838	1,256,632	1,213,291
Common shareholders' equity	244,452	238,803	246,003	242,883	240,376
Total shareholders' equity	269,672	262,889	271,223	268,103	265,354
Performance Ratios					
Return on average assets	0.91%	0.76%	0.93%	0.88%	0.88%
Return on average common shareholders' equity	7.64	6.26	8.00	7.27	7.40
Return on average tangible common shareholders' equity [1]	10.76	8.95	11.23	10.28	10.54
Per common share information					
Earnings	$ 0.92	$ 0.72	$ 0.49	$ 0.43	$ 0.43
Diluted earnings	0.87	0.68	0.46	0.41	0.41
Dividends paid	0.15	0.10	0.075	0.075	0.05
Book value	24.88	23.71	24.88	24.36	23.71
Tangible book value [1]	17.78	16.71	17.78	17.23	16.71

Summary Period-End Balance Sheet	June 30 2017	March 31 2017	June 30 2016
Total debt securities	$ 434,517	$ 428,045	$ 412,569
Total loans and leases [2]	916,666	906,242	903,153
Total earning assets	1,909,192	1,904,017	1,861,134
Total assets	2,254,529	2,247,701	2,186,966
Total deposits	1,262,980	1,272,141	1,216,091
Common shareholders' equity	245,767	242,933	242,206
Total shareholders' equity	270,987	268,153	267,426
Common shares issued and outstanding	9,878,118	9,974,190	10,216,781

Credit Quality	Six Months Ended June 30 2017	Six Months Ended June 30 2016	Second Quarter 2017	First Quarter 2017	Second Quarter 2016
Total net charge-offs [3]	$ 1,842	$ 2,053	$ 908	$ 934	$ 985
Net charge-offs as a percentage of average loans and leases outstanding [4]	0.41%	0.46%	0.40%	0.42%	0.44%
Provision for credit losses	$ 1,561	$ 1,973	$ 726	$ 835	$ 976

	June 30 2017	March 31 2017	June 30 2016
Total nonperforming loans, leases and foreclosed properties [5]	$ 7,127	$ 7,637	$ 8,799
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [4]	0.78%	0.84%	0.98%
Allowance for loan and lease losses [6]	$ 10,875	$ 11,354	$ 11,837
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [4, 6]	1.20%	1.25%	1.32%

For footnotes see page 13.

Current period information is preliminary and based on company data available at the time of the presentation.

13

Bank of America Corporation and Subsidiaries

Selected Financial Data (continued)

(Dollars in millions)

Capital Management	June 30 2017	March 31 2017	June 30 2016
	Basel 3 Transition		
Risk-based capital metrics [7, 8]:			
Common equity tier 1 capital	$ 171,431	$ 167,351	$ 166,173
Common equity tier 1 capital ratio	11.6%	11.0%	10.6%
Tier 1 leverage ratio	8.9	8.8	8.9
Tangible equity ratio [9]	9.2	9.1	9.3
Tangible common equity ratio [9]	8.0	7.9	8.1

Regulatory Capital Reconciliations [7, 8, 10]	June 30 2017	March 31 2017	June 30 2016
Regulatory capital – Basel 3 transition to fully phased-in			
Common equity tier 1 capital (transition)	$ 171,431	$ 167,351	$ 166,173
Deferred tax assets arising from net operating loss and tax credit carryforwards phased in during transition	(1,457)	(1,594)	(3,496)
Accumulated OCI phased in during transition	(845)	(964)	359
Intangibles phased in during transition	(338)	(375)	(907)
Defined benefit pension fund assets phased in during transition	(181)	(175)	(378)
DVA related to liabilities and derivatives phased in during transition	156	128	104
Other adjustments and deductions phased in during transition	(62)	(38)	(24)
Common equity tier 1 capital (fully phased-in)	$ 168,704	$ 164,333	$ 161,831
Risk-weighted assets – As reported to Basel 3 (fully phased-in)			
Basel 3 Standardized approach risk-weighted assets as reported	$ 1,389,274	$ 1,398,343	$ 1,396,277
Changes in risk-weighted assets from reported to fully phased-in	15,412	17,784	17,689
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	$ 1,404,686	$ 1,416,127	$ 1,413,966
Basel 3 Advanced approaches risk-weighted assets as reported	$ 1,477,285	$ 1,516,686	$ 1,561,567
Changes in risk-weighted assets from reported to fully phased-in	(13,576)	(19,133)	(19,600)
Basel 3 Advanced approaches risk-weighted assets (fully phased-in) [11]	$ 1,463,709	$ 1,497,553	$ 1,541,967
Regulatory capital ratios			
Basel 3 Standardized approach common equity tier 1 (transition)	12.3%	12.0%	11.9%
Basel 3 Advanced approaches common equity tier 1 (transition)	11.6	11.0	10.6
Basel 3 Standardized approach common equity tier 1 (fully phased-in)	12.0	11.6	11.4
Basel 3 Advanced approaches common equity tier 1 (fully phased-in) [11]	11.5	11.0	10.5

(1) Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on pages 17-18

(2) Period-end loan balances for Q1-17 exclude $9.5 billion of non-U.S. consumer credit card loans, which were included in assets of business held for sale on the consolidated balance sheet in Q1-17. During Q2-17, the Corporation completed the sale of its non-U.S. consumer credit card business to a third party.

(3) Includes non-U.S. credit card net charge-offs of $75 million for the six months ended Q2-17, and $31 million and $44 million for Q2-17 and Q1-17. These net charge-offs represent net charge-offs of non-U.S. credit card loans, which were included in assets of business held for sale on the consolidated balance sheet in Q1-17.

(4) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation.

(5) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale or accounted for under the fair value option.

(6) Excluding non-U.S. consumer credit card allowance of $242 million, and loans of $9.5 billion, Q1-17 allowance for loan and lease losses was $11.1 billion, and allowance as a percentage of ending loans was 1.24%.

(7) Common equity tier 1 (CET1) capital, risk-weighted assets (RWA) and CET1 ratio as shown on a fully phased-in basis are non-GAAP financial measures.

(8) As an Advanced approaches institution, we are required to report regulatory capital risk-weighted assets and ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is to be used to assess capital adequacy, which is the Advanced approaches for the periods presented.

(9) Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on pages 17-18.

(10) Fully phased-in estimates are non-GAAP financial measures. For reconciliations to GAAP financial measures, see pages 17-18.

(11) Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal models methodology (IMM) for calculating counterparty credit risk regulatory capital for derivatives. As of June 30, 2017, we did not have regulatory approval of the IMM model. Basel 3 fully phased-in Common equity tier 1 capital ratio would be reduced by approximately 25 bps if IMM is not used.

Certain prior period amounts have been reclassified to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

14

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment and All Other

(Dollars in millions)

	Second Quarter 2017				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 8,508	$ 4,695	$ 5,039	$ 3,946	$ 878
Provision for credit losses	834	11	15	25	(159)
Noninterest expense	4,409	3,392	2,154	2,649	1,122
Net income (loss)	2,032	804	1,786	830	(183)
Return on average allocated capital [2]	22%	23%	18%	10%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 261,537	$ 150,812	$ 345,063	$ 69,638	$ 87,667
Total deposits	652,787	245,329	300,483	31,919	26,320
Allocated capital [2]	37,000	14,000	40,000	35,000	n/m
Period end					
Total loans and leases	$ 265,938	$ 153,468	$ 344,457	$ 73,973	$ 78,830
Total deposits	662,678	237,131	303,205	33,363	26,603

	First Quarter 2017				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 8,284	$ 4,592	$ 4,955	$ 4,708	$ (94)
Provision for credit losses	838	23	17	(17)	(26)
Noninterest expense	4,409	3,330	2,163	2,757	2,189
Net income (loss)	1,892	772	1,729	1,297	(834)
Return on average allocated capital [2]	21%	22%	18%	15%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 257,945	$ 148,405	$ 342,857	$ 70,064	$ 94,873
Total deposits	635,594	257,386	305,197	33,158	25,297
Allocated capital [2]	37,000	14,000	40,000	35,000	n/m
Period end					
Total loans and leases [3]	$ 258,421	$ 149,110	$ 344,452	$ 71,053	$ 92,711
Total deposits	661,607	254,595	297,163	33,629	25,147

	Second Quarter 2016				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 7,795	$ 4,425	$ 4,696	$ 4,309	$ 284
Provision for credit losses	726	14	199	(5)	42
Noninterest expense	4,418	3,285	2,125	2,583	1,082
Net income (loss)	1,674	705	1,498	1,113	(207)
Return on average allocated capital [2]	20%	22%	16%	12%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 242,921	$ 141,180	$ 334,396	$ 69,620	$ 111,553
Total deposits	596,471	254,804	299,037	34,518	28,461
Allocated capital [2]	34,000	13,000	37,000	37,000	n/m
Period end					
Total loans and leases	$ 247,122	$ 142,633	$ 334,838	$ 70,766	$ 107,794
Total deposits	599,454	250,976	305,140	33,506	27,015

[1] Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices.
[2] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.
[3] Includes $9.5 billion of non-U.S. credit card loans, which were included in assets of business held for sale on the Consolidated Balance Sheet and in *All Other* at March 31, 2017.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

15

Bank of America Corporation and Subsidiaries

Year-to-Date Results by Business Segment and All Other

(Dollars in millions)

	Six Months Ended June 30, 2017				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 16,792	$ 9,287	$ 9,994	$ 8,654	$ 784
Provision for credit losses	1,672	34	32	8	(185)
Noninterest expense	8,818	6,722	4,317	5,406	3,311
Net income (loss)	3,924	1,576	3,515	2,127	(1,017)
Return on average allocated capital [2]	21%	23%	18%	12%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 259,751	$ 149,615	$ 343,966	$ 69,850	$ 91,250
Total deposits	644,238	251,324	302,827	32,535	25,811
Allocated capital [2]	37,000	14,000	40,000	35,000	n/m
Period end					
Total loans and leases	$ 265,938	$ 153,468	$ 344,457	$ 73,973	$ 78,830
Total deposits	662,678	237,131	303,205	33,363	26,603

	Six Months Ended June 30, 2016				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 15,652	$ 8,894	$ 9,150	$ 8,259	$ 559
Provision for credit losses	1,257	39	752	4	(79)
Noninterest expense	8,959	6,555	4,299	5,032	3,464
Net income (loss)	3,436	1,447	2,590	2,085	(1,303)
Return on average allocated capital [2]	20%	22%	14%	11%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 240,414	$ 140,139	$ 331,519	$ 69,452	$ 114,803
Total deposits	587,332	257,643	298,086	35,202	27,610
Allocated capital [2]	34,000	13,000	37,000	37,000	n/m
Period end					
Total loans and leases	$ 247,122	$ 142,633	$ 334,838	$ 70,766	$ 107,794
Total deposits	599,454	250,976	305,140	33,506	27,015

[1] Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices.

[2] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

16

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent (FTE) basis data [1]	Six Months Ended June 30		Second Quarter 2017	First Quarter 2017	Second Quarter 2016
	2017	2016			
Net interest income	$ 22,478	$ 21,041	$ 11,223	$ 11,255	$ 10,341
Total revenue, net of interest expense	45,511	42,514	23,066	22,445	21,509
Net interest yield	2.37%	2.28%	2.34%	2.39%	2.23%
Efficiency ratio	62.78	66.59	59.51	66.15	62.73

Other Data	June 30 2017	March 31 2017	June 30 2016
Number of financial centers - U.S.	4,542	4,559	4,681
Number of branded ATMs - U.S.	15,972	15,939	15,998
Headcount	210,904	210,533	214,959

[1] FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. See Reconciliations to GAAP Financial Measures on pages 17-18.

Certain prior period amounts have been reclassified to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

17

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. Total revenue, net of interest expense, on a fully taxable-equivalent basis includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. The Corporation presents related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below and on page 18 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the six months ended June 30, 2017 and 2016 and the three months ended June 30, 2017, March 31, 2017 and June 30, 2016. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate supplemental financial data differently.

	Six Months Ended June 30		Second Quarter	First Quarter	Second Quarter
	2017	2016	**2017**	2017	2016
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis					
Net interest income	**$ 22,044**	$ 20,603	**$ 10,986**	$ 11,058	$ 10,118
Fully taxable-equivalent adjustment	**434**	438	**237**	197	223
Net interest income on a fully taxable-equivalent basis	**$ 22,478**	$ 21,041	**$ 11,223**	$ 11,255	$ 10,341
Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis					
Total revenue, net of interest expense	**$ 45,077**	$ 42,076	**$ 22,829**	$ 22,248	$ 21,286
Fully taxable-equivalent adjustment	**434**	438	**237**	197	223
Total revenue, net of interest expense on a fully taxable-equivalent basis	**$ 45,511**	$ 42,514	**$ 23,066**	$ 22,445	$ 21,509
Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis					
Income tax expense	**$ 4,817**	$ 3,539	**$ 3,108**	$ 1,709	$ 2,034
Fully taxable-equivalent adjustment	**434**	438	**237**	197	223
Income tax expense on a fully taxable-equivalent basis	**$ 5,251**	$ 3,977	**$ 3,345**	$ 1,906	$ 2,257
Reconciliation of average common shareholders' equity to average tangible common shareholders' equity					
Common shareholders' equity	**$ 244,452**	$ 238,803	**$ 246,003**	$ 242,883	$ 240,376
Goodwill	**(69,616)**	(69,756)	**(69,489)**	(69,744)	(69,751)
Intangible assets (excluding mortgage servicing rights)	**(2,833)**	(3,584)	**(2,743)**	(2,923)	(3,480)
Related deferred tax liabilities	**1,522**	1,684	**1,506**	1,539	1,662
Tangible common shareholders' equity	**$ 173,525**	$ 167,147	**$ 175,277**	$ 171,755	$ 168,807
Reconciliation of average shareholders' equity to average tangible shareholders' equity					
Shareholders' equity	**$ 269,672**	$ 262,889	**$ 271,223**	$ 268,103	$ 265,354
Goodwill	**(69,616)**	(69,756)	**(69,489)**	(69,744)	(69,751)
Intangible assets (excluding mortgage servicing rights)	**(2,833)**	(3,584)	**(2,743)**	(2,923)	(3,480)
Related deferred tax liabilities	**1,522**	1,684	**1,506**	1,539	1,662
Tangible shareholders' equity	**$ 198,745**	$ 191,233	**$ 200,497**	$ 196,975	$ 193,785

Certain prior period amounts have been reclassified to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

Current period information is preliminary and based on company data available at the time of the presentation. 18 Bank of America Corporation and Subsidiaries Reconciliations to GAAP Financial Measures (continued) (Dollars in millions) Six Months Ended June 30 Second Quarter 2017 First Quarter 2017 Second Quarter 20162017 2016 Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity Common shareholders’ equity $ 245,767 $ 242,206 $ 245,767 $ 242,933 $ 242,206 Goodwill (68,969) (69,744) (68,969) (69,744) (69,744) Intangible assets (excluding mortgage servicing rights) (2,610) (3,352) (2,610) (2,827) (3,352) Related deferred tax liabilities 1,471 1,637 1,471 1,513 1,637 Tangible common shareholders’ equity $ 175,659 $ 170,747 $ 175,659 $ 171,875 $ 170,747 Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity Shareholders’ equity $ 270,987 $ 267,426 $ 270,987 $ 268,153 $ 267,426 Goodwill (68,969) (69,744) (68,969) (69,744) (69,744) Intangible assets (excluding mortgage servicing rights) (2,610) (3,352) (2,610) (2,827) (3,352) Related deferred tax liabilities 1,471 1,637 1,471 1,513 1,637 Tangible shareholders’ equity $ 200,879 $ 195,967 $ 200,879 $ 197,095 $ 195,967 Reconciliation of period-end assets to period-end tangible assets Assets $ 2,254,529 $ 2,186,966 $ 2,254,529 $ 2,247,701 $ 2,186,966 Goodwill (68,969) (69,744) (68,969) (69,744) (69,744) Intangible assets (excluding mortgage servicing rights) (2,610) (3,352) (2,610) (2,827) (3,352) Related deferred tax liabilities 1,471 1,637 1,471 1,513 1,637 Tangible assets $ 2,184,421 $ 2,115,507 $ 2,184,421 $ 2,176,643 $ 2,115,507 Book value per share of common stock Common shareholders’ equity $ 245,767 $ 242,206 $ 245,767 $ 242,933 $ 242,206 Ending common shares issued and outstanding 9,878,118 10,216,781 9,878,118 9,974,190 10,216,781 Book value per share of common stock $ 24.88 $ 23.71 $ 24.88 $ 24.36 $ 23.71 Tangible book value per share of common stock Tangible common shareholders’ equity $ 175,659 $ 170,747 $ 175,659 $ 171,875 $ 170,747 Ending common shares issued and outstanding 9,878,118 10,216,781 9,878,118 9,974,190 10,216,781 Tangible book value per share of common stock $ 17.78 $ 16.71 $ 17.78 $ 17.23 $ 16.71 Certain prior period amounts have been reclassified to conform to current period presentation.